EXHIBIT (H)(3)

CO-TRANSFER AGENCY AND SERVICES AGREEMENT

     AGREEMENT, dated as of April 1, 2009 by and between each of the investment companies listed on the signature page to this Agreement (each a "Fund" and collectively the "Funds") on behalf of each Series listed in Schedule A and PNC Global Investment Servicing (U.S.) Inc. ("Co-Transfer Agent" or "PNC").

WITNESSETH

     WHEREAS, each Fund is authorized to issue Shares in one or more separate series, with each such series representing interests in a separate portfolio of securities or other assets. Each such series is identified in Schedule A, as such schedule may be amended from time to time (each a “Portfolio”).

     WHEREAS, each Fund desires to appoint PNC as its co-transfer agent, registrar, dividend disbursing agent and shareholder servicing agent with respect to each Class of each Fund or Portfolio and PNC desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and Co-Transfer Agent agree as follows:

Article 1     Definitions

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be any person, whether or not such person is an officer or employee of a Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing on Schedule D and delivered to Co-Transfer Agent from time to time.

          (c) “Authorized Trading Person” shall be any person listed in Schedule D, as it may be amended by a Fund from time to time, who has been authorized by the Fund to instruct Co-Transfer Agent pursuant to Section 11(c) of Schedule B to accept Fund transactions after the close of trading as provided in the Prospectus in good order and consistent with the Fund’s procedures for such trades.

          (d) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

          (e) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

          (f) “Class” shall mean a class of shares of a Fund or Portfolio, as appropriate.

          (g) "Commission" shall mean the Securities and Exchange Commission.

          (h) "Custodian" refers to any custodian or subcustodian of securities and/or other property which a Fund or Portfolio may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          (i) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (j) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (k) "Oral Instructions" shall mean instructions (including via electronic mail), other than Written Instructions, received by Co-Transfer Agent from a person reasonably believed by Co-Transfer Agent to be an Authorized Person or Authorized Trading Person, with subsequent Written Instructions confirming the instructions (as described below);

          (l) "Prospectus" shall mean the most recently dated Fund or Portfolio Prospectus and Statement of Additional Information, including supplements thereto, if any, which has become effective under the Securities Act of 1933, as amended.

          (m) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of a Fund or Portfolio as may be issued from time to time and attributable to Fund accounts held at Primerica Shareholder Services (“PSS”), a Georgia general partnership, with its principal place of business at 3120 Breckinridge Boulevard, Duluth, Georgia 30099,or other designated financial intermediaries agreed to between the Fund and Co-Transfer Agent.

          (n) "Shareholder" shall mean a holder of Shares of a Fund or Portfolio.

          (o) "Written Instructions" shall mean (i) a written instruction signed by an Authorized Person or Authorized Trading Person, including manually executed originals and telefacsimile of a manually executed original or other process; and (ii) trade instructions transmitted (and received by Co-Transfer Agent) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.

          (p) “Transfer Agent” shall mean Boston Financial Data Services, Inc.

Article 2     Appointment of Co-Transfer Agent

     2.1 Each Fund hereby appoints and constitutes Co-Transfer Agent as Co-Transfer Agent, registrar, dividend disbursing and shareholder servicing agent for Shares of the Fund. Co-Transfer Agent accepts such appointment and agrees to perform the duties hereinafter set forth.

Article 3     Duties of Co-Transfer Agent, if applicable,

     3.1 Co-Transfer Agent shall be responsible for:

          (a) Administering and/or performing the customary services of a transfer agent and dividend disbursing agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase of Shares of each Fund, as more fully described in the written schedule of Duties of Co-Transfer Agent annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Fund’s organizational documents, Prospectus of each Fund, applicable laws, regulations and requirements of any governmental authority having jurisdiction over the Co-Transfer Agent or the Fund with respect to the duties of the Co-Transfer Agent hereunder, and the procedures established from time to time between the Fund and Co-Transfer Agent.

          (b) Co-Transfer Agent will comply with all requirements applicable to a Co-Transfer Agent for a registered investment company, under the 1934 Act, 1940 Act or other state or federal securities laws, as applicable.

          (c) Upon request, Co-Transfer Agent shall provide information or reports to a Fund or the Fund’s Chief Compliance Officer, as necessary for the Chief Compliance Officer or Fund to comply with Rule 38a-1 under the 1940 Act.

     3.2 In addition, each Fund shall (i) identify to Co-Transfer Agent in writing or by transmission those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Co-Transfer Agent for each Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund or Fund’s Blue Sky agent as provided above

     3.3 In addition to the duties set forth in Schedule B, Co-Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefore, as may from time to time be agreed upon in writing between a Fund and the Co-Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule C and the duties and functions shall be reflected in an amendment to Schedule B, both dated and signed by authorized persons of the parties hereto.

     3.4 In addition, it is understood and agreed that, with respect to the Funds listed on Schedule A hereto, the record of Share Information shall also be maintained by the Transfer Agent in an omnibus account on Transfer Agent’s records. , The Co-Transfer Agent will transmit information about purchases, exchanges, transfers and redemptions of Shares to corresponding omnibus accounts as is necessary for the Transfer Agent to maintain Fund records, provided, however, that the Co-Transfer Agent will continue to maintain the record of Shareholder Information as if it were the primary keeper of such record under this Agreement. The Funds have obtained the agreement of the Transfer Agent to facilitate such transmissions through the National Securities Clearing Corporation (“NSCC”), including procedures for any manual adjustments and trade estimates required by the Co-Transfer Agent. The Co-Transfer Agent agrees to facilitate all transmissions with the Fund via the NSCC and make timely notification to the Transfer Agent of any manual adjustments and trade estimates. The parties will mutually agree to transmission procedures for communicating between Co-Transfer Agent, the Fund, and Transfer Agent, and any changes thereto. In the event that the Fund, between Co-Transfer Agent, or Transfer Agent receives regulatory, judicial or other similar requests for shareholder and share information, Co-Transfer Agent agrees to cooperate with the Fund and Transfer Agent in responding to such inquiries.

Article 4     Delegation of Responsibilities

     4.1 With respect to any Fund, Co-Transfer Agent may delegate some or all of its duties under this Agreement to other parties that after reasonable inquiry Co-Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Co-Transfer Agent shall enter into a written agreement with the delegatee in which the delegatee will, among other things:

          (a) agree to provide the services delegated to it in accordance with a written schedule of performance standards developed by Co-Transfer Agent; and

          (b) represent and warrant that it is duly registered as required under all federal and state securities laws.

     4.2 With respect to the Funds listed on Schedule A, as amended from time to time, the Funds authorize the Co-Transfer Agent to delegate certain shareholder servicing functions for the Funds to PSS.

          (a) Duties of Co-Transfer Agent:

(i)	In order to enable PSS to handle phone inquiries from Shareholders, Co-Transfer Agent will continue to maintain and process account information on the SuRPAS system and surrounding technologies. In addition, existing technology interfaces, including, but not limited to IVR technology, will be maintained and supported by Co-Transfer Agent and be utilized for routing call traffic and providing Shareholder information from the Co-Transfer Agent platform to the call centers maintained by PSS. Co-Transfer Agent will continue to provide technological capabilities, including but not limited to, capturing, storing and presenting on screens all data fields, to enable the PSS call center operations to respond to Shareholder inquiries. All hardware required to support all Co-Transfer Agent systems shall be maintained and administered by Co-Transfer Agent at is sole cost and expense.

     (b) Duties of PSS:

(i)	Shareholder Services. PSS will handle phone inquires from Shareholders of the Funds relating to Shareholder accounts distributed by PFS Investments Inc. and will respond to phone communications from such Shareholders. PSS will forward to Co-Transfer Agent’s Account Resolution Group those items that require research. In addition, PSS will assist in processing certain financial transactions and certain non-financial transactions (e.g. changes of address). PSS shall provide Co-Transfer Agent with reports concerning inquires from such Shareholders and the responses thereto by PSS, in such form and at such time as are agreed to by PSS and Co-Transfer Agent. PSS will provide toll-free lines, at the Fund’s expense, for direct Shareholder use, plus customer liaison staff for online inquiry response.

(ii)	Additional Services. For new accounts where documents are received that are not “in good order”, PSS will contact the shareholder and/or agent in order to obtain the necessary information to allow the application to be “in good” order.

Notwithstanding any delegation, the Co-Transfer Agent will be responsible for the services of the delegates, as if the Co-Transfer Agent were performing the services itself. With respect to the Funds formerly advised by affiliates of Citigroup (including the Legg Mason Partners Funds, CitiFunds, certain Western Funds or their successors), the Co-Transfer Agent may not delegate any services to Smith Barney Fund Management LLC, Salomon Brothers Asset Management, Inc., Citicorp Trust Bank, Citigroup Inc., Citigroup Global Markets Holdings or any of their affiliates or entities under common control with the aforementioned entities without prior written authorization from the Board of the applicable Fund.

Article 5     Recordkeeping and Other Information, if applicable

     5.1 Co-Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act and the rules thereunder. Co-Transfer Agent shall prepare and maintain in complete and accurate form all books and records necessary for it to serve as Co-Transfer Agent, registrar, dividend disbursing agent and related services agent to each Portfolio, including (a) all those records required to be prepared and maintained by a Fund under the 1934 Act, 1940 Act, by other applicable securities laws, rules and regulations and by state laws and (b) such books and records as are necessary for Co-Transfer Agent to perform all of the services it agrees to provide in this Agreement and the appendices attached hereto.

     5.2 Co-Transfer Agent agrees that all records prepared or maintained by Co-Transfer Agent pertaining to a Fund or relating to the services to be performed by Co-Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with Articles 5 and 15, and will be surrendered promptly to the Fund on and in accordance with the Fund's request. Each Fund and Authorized Persons shall have access to such books and records in the possession or under control of Co-Transfer Agent at all times during Co-Transfer Agent’s normal business hours. Upon the reasonable request of a Fund, copies of any such books and records in the possession or under the control of Co-Transfer Agent shall be provided by Co-Transfer Agent to the Fund or to an Authorized Person. Upon reasonable notice by a Fund, Co-Transfer Agent shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund. Where applicable, such records shall be maintained by Co-Transfer Agent for the period and in the places required by the 1940 Act or under other applicable securities laws.

     5.3 In case of any requests or demands for the inspection of Shareholder records of a Fund, Co-Transfer Agent shall promptly notify the Fund of such request and secure Written Instructions as to the handling of such request.Co-Transfer Agent reserves the right, however, following such notice to the Fund, to exhibit the Shareholder records to any person whenever it is advised in good faith by its counsel that it may be held liable for the failure to comply with such request in a timeframe that would not permit obtaining of Written Instructions, provided however, Co-Transfer Agent shall promptly notify the applicable Fund that it intends to exhibit Shareholder records.

Article 6     Fund Instructions

     6.1 Co-Transfer Agent will not be liable for its acting upon Written or Oral Instructions reasonably believed to have been executed by an Authorized Person or Authorized Trading Person in accordance with the terms of this Agreement and the standard of care provided in Article 10, and Co-Transfer Agent will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from a Fund; provided, however, Co-Transfer Agent will maintain procedures reasonably designed to promptly respond to changes in the identities of Authorized Persons and Authorized Trading Persons.

     6.2 At any time, Co-Transfer Agent may request Written Instructions from a Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Co-Transfer Agent, provided that the Co-Transfer Agent at its own expense communicates to the Fund such opinion of counsel to the Co-Transfer Agent. Such requested instructions will be provided by a Fund within a reasonable period of time.

     6.3 Co-Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund only if said representative is an Authorized Person or Authorized Trading Person.

Article 7     Compensation

     7.1 Each Fund will compensate Co-Transfer Agent or cause Co-Transfer Agent to be compensated, for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule C and incorporated herein. Co-Transfer Agent will transmit an invoice to a Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule C, and the Fund will pay to Co-Transfer Agent the amount of such invoice within thirty (30) days after the Fund's receipt of the invoice.

     7.2 In addition, each Fund agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by Co-Transfer Agent in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Co-Transfer Agent in the performance of its obligations hereunder, as approved by the Funds.

     7.3 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised fee schedule executed and dated by the parties hereto.

     7.4 Co-Transfer Agent shall establish certain accounts required to provide services under this Agreement that may produce (a) investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited to, investment accounts maintained at an affiliate or client of Co-Transfer Agent; (b) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (c) Co-Transfer Agent shall retain any excess Balance Credits for its own use; and (d) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (a) above.If Co-Transfer Agent sweeps funds from multiple Service Accounts into one investment account, Co-Transfer Agent shall be responsible for any resulting loss of federal deposit insurance.

     7.5 The undersigned hereby represents and warrants to Co-Transfer Agent that (a) the terms of this Agreement, (b) the fees and expenses associated with this Agreement, and (c) any benefits accruing to Co-Transfer Agent or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by Co-Transfer Agent to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

Article 8     Representations and Warranties

     8.1 Each Fund represents and warrants to Co-Transfer Agent that:

          (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and/or By-laws to enter into this Agreement;

          (c) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement;

          (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of the Fund, with respect to all portfolios and classes subject to this Agreement that are to be sold in transactions requiring such registration, is currently effective and will remain effective; and

          (e) all Shares hereafter shall be issued in accordance with the terms of the Fund's organizational documents and its Prospectus, and such Shares shall be validly issued, fully paid and non-assessable.

     8.2 Co-Transfer Agent represents and warrants to each Fund that:

          (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is qualified to carry on its business in jurisdictions in which it is present;

          (c) it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

          (d) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into and perform this Agreement; and

          (e) it is a Co-Transfer Agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, and such registration will remain in effect for the duration of this Agreement,and Co-Transfer Agent will promptly notify the Fund in the event of any material change in its status as a registered transfer agent; and

          (f) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 9     Indemnification

     9.1 The Co-Transfer Agent shall not be responsible for, and the relevant Fund shall indemnify and hold the Co-Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (collectively referred to as “Losses”) arising out of or attributable to:

          (a) All actions of the Co-Transfer Agent or its agents or delegates required to be taken pursuant to this Agreement (including the reasonable cost to defend any lawsuit in which the Co-Transfer Agent, in its capacity as Co-Transfer Agent to the Fund, is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct and are not violations of applicable law or regulation pertaining to the manner transfer agency services are performed or not otherwise a breach of this Agreement (including the standard of care provided in Article 10);

          (b) The reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Co-Transfer Agent or its agents or delegates in accordance with the terms of this Agreement on any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons; unless, in each case, such Losses are due to the negligence of the Co-Transfer Agent arising out of its failure to perform in accordance with procedures established with the Fund; or

          (c) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (except to the extent that such violation resulted from the provision of information from the Co-Transfer Agent or any delegate under Article 4.1 in contravention of the standard of care provided in Article 10 or the Co-Transfer Agent or such delegate received Written Instructions notifying it of the violation or determination).

     9.2 A Fund shall not be responsible for, and the Co-Transfer Agent shall indemnify and hold each Fund harmless from and against any and all Losses arising out of or attributable to all actions of the Co-Transfer Agent or its agents taken outside of the scope of this Agreement or caused by the Co-Transfer Agent’s negligence, bad faith, willful misconduct or violations of applicable laws, regulations or requirements of any governmental authority having jurisdiction of the Co-Transfer Agent or the Fund pertaining to the manner in which transfer agency services are performed or otherwise are a breach of this Agreement.

     9.3 In any case in which a party hereto (the "Indemnifying Party') may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnifying Party shall be promptly advised of all pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party, except to the extent that the Indemnifying Party shall have been prejudiced by such failure. The Indemnifed Party shall keep the Indemnifying Party advised with respect to all such developments concerning any claim, demand, action or suit or other proceeding (a "Claim"), which may be the subject of this indemnification. The Indemnifying Party shall have the option to participate with the Indemnified Party in defending against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The parties shall cooperate with each other in defense of any Claim. In no event will the Fund be liable for any settlement of any action or claim effected without its prior written consent. The obligations of the parties hereto under this Article 9 shall survive the termination of this Agreement.

     9.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 9 shall be a party's sole and exclusive remedy for claims or other actions or proceedings to which the other party's indemnification obligations pursuant to this Article 9 may apply.

     9.5 The Board Members of a Fund, its officers and Shareholders, or of any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and Co-Transfer Agent agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund or the particular Portfolio in settlement of such rights or claims and not to such members of the Board, its officers or Shareholders. Co-Transfer Agent further agrees that it will look only to the assets and property of a particular Portfolio of a Fund, should the Fund have established separate series, in asserting any rights or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from the assets of any other Portfolio of the Fund.

     9.6 The Co-Transfer Agent agrees to provide each Fund with certificates of its insurance coverages including, without limitation, for errors and omissions insurance and fidelity bonds, and agrees to provide updated certificates annually or as requested by the Fund.

Article 10     Standard of Care

     10.1 Co-Transfer Agent shall provide its services as Co-Transfer Agent in accordance with the applicable provisions of Section 17A under the 1934 Act. In performing the responsibilities delegated to it under this Agreement, Co-Transfer Agent shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a professional Co-Transfer Agent having responsibility for providing Co-Transfer Agent services to investment companies registered under the 1940 Act, but shall not be liable for any damages arising out of Co-Transfer Agent’s performance of or failure to perform its duties under this Agreement, except to the extent such damages arise (1) from actions taken outside the scope of this Agreement, or (2) out of the Co-Transfer Agent’s own negligence, bad faith, willful misconduct or that of its employees, agents or delegates or violations of applicable law pertaining to the manner in which transfer agency services are to be performed by Co-Transfer Agent.

Article 11     Consequential Damages

     Notwithstanding anything in this Agreement to the contrary, neither Co-Transfer Agent nor the Fund shall be liable to the other party for any consequential, special or indirect losses or damages which the party may incur or suffer by or as a consequence of the other party’s performance of the services provided hereunder.

Article 12     Insurance

     12.1 Co-Transfer Agent shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages at levels of coverage consistent with those customarily maintained by other high quality transfer agents for registered investment companies. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Co-Transfer Agent or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

Article 13     Security

     13.1 Co-Transfer Agent represents, warrants and agrees that it has adopted and implemented and agrees that it shall maintain throughout the Term, reasonable procedures and systems with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of a Fund’s blank checks, records and other data. Co-Transfer Agent further represents, warrants and agrees that Co-Transfer Agent’s equipment, facilities and other property used in the performance of its obligations hereunder shall be adequate and shall comply with all applicable laws, rules, regulations and governmental standards. Co-Transfer Agent will make such changes therein from time to time as in its reasonable judgment, or as reasonably requested by the Fund, are required for the secure performance of its obligations hereunder and to enable it to comply with any safeguarding policy provided to it by any Fund. Co-Transfer Agent shall review such systems and procedures on a periodic basis, and each Fund shall have reasonable access to review these systems and procedures. In no event shall the Co-Transfer Agent’s systems and procedures described in this Article 13.1 be less protective than those systems and procedures provided by the Co-Transfer Agent to other registered investment companies. Co-Transfer Agent shall review such systems and procedures on a periodic basis, and each Fund shall have reasonable access to review these systems and procedures.

Article 14     Disaster Recovery

     14.1 Throughout the Term, Co-Transfer Agent represents, warrants and agrees that it has and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to a Fund and emergency use of electronic data processing equipment. In the event of equipment failures, Co-Transfer Agent shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions caused by equipment failure and Co-Transfer Agent shall not be liable for losses caused by such failure provided such loss or interruption is not caused by Co-Transfer Agent’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement if the Co-Transfer Agent has complied with the provisions of this Article 14.

     14.2 Co-Transfer Agent represents, warrants, and agrees that it (i) has adopted and will maintain throughout the Term of this Agreement a comprehensive business recovery plan that (A) is not less protective than the plan provided to the Funds as of the effective date of this Agreement; and (B) provides for sufficient recovery of its back office and administrative operations to enable Co-Transfer Agent, within 24 hours or such lesser period as may be agreed upon in writing between the parties after any event necessitating the use of such plan to fulfill its obligations hereunder, and (ii) will test such business recovery plan no less frequently than annually and, upon request, any Fund may participate in such test. Co-Transfer Agent shall make a summarization of the results of such a test available to the Fund upon request. Co-Transfer Agent shall maintain, at a location other than its normal location, appropriate redundant facilities for operational back-up in the event of a power failure, disaster or other interruption. Co-Transfer Agent shall back up each Fund’s records maintained by Co-Transfer Agent, and Co-Transfer Agent shall store the backup in a secure manner in a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the records will be maintained intact and will enable Co-Transfer Agent to perform the services under this Agreement. In the event of a business interruption that materially impacts Co-Transfer Agent’s provision of services under this Agreement, Co-Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.

Article 15     Term and Termination

     15.1 This Agreement shall be effective on the date first written above and shall continue until March 31, 2014 or, with respect to any individual Fund, Portfolio or Class until the earlier liquidation and/or merger of such Fund, Portfolio or Class, as applicable and thereafter shall automatically continue for successive annual periods ending on the anniversary of the date first written above, provided that it may be terminated by: (1) the Co-Transfer Agent, Fund, Portfolio or Class upon written notice given at least 180 days prior to terminationof the then-current term; or (2) by the applicable Fund, Portfolio or Class upon written notice to the Co-Transfer Agent of material breach of this Agreement by the Co-Transfer Agent, in which case the termination shall be effective as soon as practicable.

     15.2 In the event a termination notice is given by a Fund, the Fund shall provide to the Co-Transfer Agent with a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor co-transfer agent or co-transfer agents. Upon such termination and at the expense of the Fund, Co-Transfer Agent will deliver to such successor a certified list of shareholders of the Fund (with names and addresses), and all other relevant books, records, correspondence and other Fund records or data in the possession of Co-Transfer Agent, and Co-Transfer Agent will cooperate with the Fund and any successor co-transfer agent or agents in the substitution process.

Article 16     Confidentiality/Privacy

     16.1 The parties agree that any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required on a need to know basis in connection with the provision of services hereunder to the parties’ auditors, consultants or agents or by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

     16.2 Co-Transfer Agent represents, warrants and agrees that it has adopted and implemented, and shall maintain policies and procedures that address administrative,

technical and physical safeguards for the protection of customer information and records that are in compliance with Regulation S-P promulgated under the Gramm-Leach-Bliley Act of 1999 (“Regulation S-P”) and all other applicable laws, rules, regulations, and governmental standards and Co-Transfer Agent represents, warrants and agrees that it will use Customer Information only in compliance with all of the following: (i) the provisions of this Agreement, including without limitation Article 16.3; (ii) its own privacy and information sharing policy, as amended and updated from time to time; and (iii) privacy laws and regulations applicable to the Fund’s and Co-Transfer Agent’s business, including the Gramm-Leach-Bliley Act of 1999. When Co-Transfer Agent disposes of customer records and information, Co-Transfer Agent shall properly dispose of the customer records and information, including, without limitation, any electronic or physical copies in any form, by taking reasonable measures to protect against unauthorized access to or use of the records or information in connection with its disposal, as required by Regulation S-P and all applicable laws, rules, regulations and governmental standards, or as directed by each Fund. Co-Transfer Agent agrees to review and consider the implementation of any written safeguarding policy concerning the security, confidentiality and privacy of customer records and information provided to it by each Fund, which may be amended from time to time. Co-Transfer Agent shall be liable for its agents’, employees’, representatives’, and delegatees’ compliance with this Article 16 and Article 13.

     16.3 Information and records about a Fund’s customers are confidential and shall not be disclosed, sold, copied, or used in any way, except: (1) to carry out the terms of this Agreement; and (2) pursuant to law, rule, regulation or court or administrative order. Co-Transfer Agent shall promptly notify and report to the applicable Fund, subject to Co-Transfer Agent’s incident reporting policies and procedures, any breach relating to Regulation S-P procedures, including without limitation, unauthorized access to customer records and information if Co-Transfer Agent is or becomes aware of such breach or it would be reasonable to conclude that such breach likely occurred. If a Fund reasonably concludes that a breach has occurred, Co-Transfer Agent shall take all necessary steps to determine the extent of the breach and shall cooperate fully and provide complete access to the Fund and its auditors in order for the Fund to expeditiously investigate the breach incident and Co-Transfer Agent shall implement any response program the Fund deems appropriate. Co-Transfer Agent shall use best efforts to work with the Fund to rectify any issues arising from the breach incident. Co-Transfer Agent agrees that a breach of this Article 16.3 would irreparably damage the Funds and accordingly agrees that the Funds are entitled, without bond or other security, to an injunction or injunctions to prevent or halt breaches of this Article 16.3.

Article 17     Force Majeure

     17.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes beyond the reasonable control of such party; or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment; except, in each case, to the extent that the non-performing party has failed to use its reasonable best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the other party caused by such circumstances, and, with respect to the Co-Transfer Agent, the Co-Transfer Agent has not acted in accordance with the standard of care provided in Article 10 of this Agreement, or has not complied with the terms of Article 14 of this Agreement. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. This Article 16 shall not in any way limit Co-Transfer Agent’s obligations under Article 13.

Article 18     Assignment

     18.1 This Agreement may not be assigned or otherwise transferred by Co-Transfer Agent with respect to a Fund, without the prior written consent of such Fund, which consent shall not be unreasonably withheld, provided however, Co-Transfer Agent may upon 30 days advance notice assign the Agreement to an affiliate which (i) is a wholly-owned direct or indirect subsidiary of the PNC Financial Services Group, Inc. in connection with the transfer of all or substantially all of the assets and employees of Co-Transfer Agent to such affiliate, (ii) is a registered transfer agent as described in Article 8, section 8.2 (e) and (iii) expressly assumes all obligations under this agreement..

Article 19     Notices

     19.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to a Fund or Co-Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Funds:
Legg Mason Funds
55 Water Street
New York, NY 10041
Attention: Fund Services

Fax: 877-406-7345

To Co-Transfer Agent:

PNC Global Investment Servicing (U.S.)
301 Bellevue Parkway,
Wilmington, DE 19809

Attn: President

Copy to:
Attention: Senior Counsel

Article 20      Governing Law/Venue

     20.1 The laws of the State of Maryland, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

     20.2 Any action under this Agreement shall be brought only in the U.S. District Court for the District of Maryland (Baltimore Division), or if such action may not be brought in that court, then such action shall be brought in the Circuit Court for Baltimore City (the “Chosen Courts”). Each Fund and the Co-Transfer Agent (a) waive any objection to venue in either Chosen Court and (b) waive any objection that either Chosen Court is an inconvenient forum. Each Fund and the Co-Transfer Agent shall submit application to the Maryland Business and Technology Case Management Program for any action commenced in the Circuit Court for Baltimore City.

Article 21     Counterparts

     21.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22      Captions

     22.1 The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Article 23      Publicity

     23.1 Neither a Fund nor Co-Transfer Agent shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements.

Article 24     Relationship of Parties

     24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 25     Entire Agreement; Severability

     25.1 This Agreement, including Schedules and Exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by the party affected. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26     Customer Identification Program Notice

     26.1 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of Co-Transfer Agent’s affiliates are financial institutions, and Co-Transfer Agent may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number. Co-Transfer Agent may also ask (and may have already asked) for additional identifying information, and Co-Transfer Agent may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Legg Mason Partners Equity Trust
Legg Mason Partners Income Trust
Legg Mason Partners Money Market Trust

Each of Which Is Acting On its Own Behalf And
Not On Behalf Of Any Other Investment Company

By:	/s/ R. Jay Gerken
Name:	R. Jay Gerken
Title:

Barrett Opportunity Fund, Inc.

By:	/s/ Peter H. Shriver
Name:	Peter H. Shriver
Title:	President

PNC Global Investment Servicing (U.S.) Inc.

By:	/s/ Peter L. Tenggren
Name:	Peter L. Tenggren
Title:	SVP & Managing Director

SCHEDULE A

LMP TRUST	PORTFOLIO NAME	QUOTRON	CUSIP	EIN

	Barret Opportunity Fund, Inc.	SAPOX	06847P108	13-2967825

Equity	LMP 130/30 US Large Cap Equity Class A	LMUAX	52469H412	33-1177800
Equity	LMP Aggressive Growth Fund Class A	SHRAX	52468C109	06-1088990
Equity	LMP Aggressive Growth Fund Class B	SAGBX	52468C208	06-1088990
Equity	LMP All Cap Fund Class 1	LMGOX	52469G463	13-4110925
Equity	LMP All Cap Fund Class A	SPAAX	52469G786	13-4110925
Equity	LMP All Cap Fund Class B	SPBBX	52469G778	13-4110925
Equity	LMP Appreciation Fund Class A	SHAPX	52468E109	13-2653031
Equity	LMP Appreciation Fund Class B	SAPBX	52468E204	13-2653031
Equity	LMP Capital and Income Fund Class A	SOPAX	52469H636	04-2903954
Equity	LMP Capital and Income Fund Class B	SOPTX	52469H628	04-2903954
Equity	LMP Capital Fund Class A	SCCAX	524694106	13-2874095
Equity	LMP Capital Fund Class B	SPABX	524694205	13-2874095
Equity	LMP Convertible Fund Class A	SCRAX	52469H586	06-1182539
Equity	LMP Convertible Fund Class B	SCVSX	52469H578	06-1182539
Equity	LMP Dividend Strategy Fund Class 1	CSGWX	52467T780	76-6035426
Equity	LMP Dividend Strategy Fund Class A	GROAX	52467T772	76-6035426
Equity	LMP Dividend Strategy Fund Class B	GROBX	52467T764	76-6035426
Equity	LMP Emerging Markets Fund Class A	SMKAX	52469H677	42-1639834
Equity	LMP Emerging Markets Fund Class B	SBKBX	52469H669	42-1639834
Equity	LMP Equity Income Builder Class A	LMOAX	52469H248	80-0188033
Equity	LMP Financial Services Fund Class A	SBFAX	52469R105	13-4097709
Equity	LMP Financial Services Fund Class B	SBFBX	52469R204	13-4097709
Equity	LMP Fundamental Value Fund Class A	SHFVX	52469C108	91-1146641
Equity	LMP Fundamental Value Fund Class B	SFVBX	52469C207	91-1146641
Equity	LMP Global Equity Fund Class 1	LMPEX	52469H495	04-3098250
Equity	LMP Global Equity Fund Class A	CFIPX	52469H487	04-3098250
Equity	LMP Global Equity Fund Class B	SILCX	52469H479	04-3098250
Equity	LMP International All Cap Opport FD Cl A	SBIEX	52469X607	13-3628257
Equity	LMP International All Cap Opport FD Cl B	SBIBX	52469X706	13-3628257
Equity	LMP Investors Value Fund Class A	SINAX	52470J100	13-5667860
Equity	LMP Investors Value Fund Class B	SBINX	52470J209	13-5667860
Equity	LMP Large Cap Growth Fund Class A	SBLGX	52469H826	13-3947607
Equity	LMP Large Cap Growth Fund Class B	SBLBX	52469H818	13-3947607
Equity	LMP Lifestyle Allocation 30% Class A	SBCPX	52467P853	13-3862597
Equity	LMP Lifestyle Allocation 30% Class B	SBCBX	52467P846	13-3862597
Equity	LMP Lifestyle Allocation 50% Class A	SBBAX	52467P804	13-3862598
Equity	LMP Lifestyle Allocation 50% Class B	SCBBX	52467P887	13-3862598
Equity	LMP Lifestyle Allocation 70% Class A	SCGRX	52467P812	13-3862595
Equity	LMP Lifestyle Allocation 70% Class B	SGRBX	52467P796	13-3862595
Equity	LMP Lifestyle Allocation 85% Class A	SCHAX	52467P762	13-3862582
Equity	LMP Lifestyle Allocation 85% Class B	SCHBX	52467P754	13-3862582
Equity	LMP Lifestyle Income Fund Class A	SCAAX	52467P721	13-3862599
Equity	LMP Lifestyle Income Fund Class B	SCIAX	52467P713	13-3862599
Equity	LMP Lifestyles Allocation 100% Fund A	LMLAX	52467P671	45-0546812

Equity	LMP Lifestyles Allocation 100% Fund B	LMLBX	52467P663	45-0546812
Equity	LMP Mid Cap Core Fund Class 1	SMCPX	52469H776	13-4002117
Equity	LMP Mid Cap Core Fund Class A	SBMAX	52469H768	13-4002117
Equity	LMP Mid Cap Core Fund Class B	SBMDX	52469H750	13-4002117
Equity	LMP Small Cap Growth Fund I Class 1	LMPMX	52470H674	13-4004043
Equity	LMP Small Cap Growth Fund I Class A	SASMX	52470H815	13-4004043
Equity	LMP Small Cap Growth Fund I Class B	SBSMX	52470H799	13-4004043
Equity	LMP Small Cap Value Fund Class A	SBVAX	52469G513	13-4035963
Equity	LMP Small Cap Value Fund Class B	SBVBX	52469G497	13-4035963
Equity	LMP Social Awareness Fund Class A	SSIAX	52469A102	06-6303299
Equity	LMP Social Awareness Fund Class B	SESIX	52469A201	06-6303299

Income	LMP Core Bond Fund A	TRBAX	52469F549	13-3985152
Income	LMP Core Bond Fund B	TRBBX	52469F531	13-3985152
Income	LMP Core Plus Bond Fd A	SHMGX	52468W105	13-3227583
Income	Legg Mason Partners Core Plus Bond Fd B	MGVBX	52468W204	13-3227583
Income	LMP California Municipals Fund Cl A	SHRCX	52468T102	04-2817968
Income	LMP California Municipals Fund Class B	SCABX	52468T201	04-2817968
Income	LMP Corporate Bond Fund Class A	SIGAX	52469F317	13-3444700
Income	LMP Corporate Bond Fund Class B	HBDIX	52469F291	13-3444700
Income	LMP Global High Yield Bond Fund Class A	SAHYX	52469F465	13-3796557
Income	LMP Global High Yield Bond Fund Class B	SBHYX	52469F457	13-3796557
Income	LMP Government Securities Fund Class 1	SGVSX	52469F374	13-3444705
Income	LMP Government Securities Fund Class A	SGVAX	52469F366	13-3444705
Income	LMP Government Securities Fund Class B	HGVSX	52469F358	13-3444705
Income	LMP High Income Fund Class A	SHIAX	52469F630	04-2943620
Income	LMP High Income Fund Class B	SHIBX	52469F622	04-2943620
Income	LMP Intermed Maturity CA Muni Cl A	ITCAX	52469F267	13-3636517
Income	LMP Intermed Maturity NY Muni Cl A	IMNYX	52469F234	13-3636519
Income	LMP Intermediate-Term Municipals Cl A	SBLTX	52469L884	13-3521022
Income	LMP Managed Municipals Fund Class 1	SMMOX	52469J103	13-3059345
Income	LMP Managed Municipals Fund Class A	SHMMX	52469J202	13-3059345
Income	LMP Managed Municipals Fund Class B	SMMBX	52469J301	13-3059345
Income	LMP Massachusetts Municipals Fund Cl A	SLMMX	52469K100	22-2789842
Income	LMP Massachusetts Municipals Fund Cl B	SMABX	52469K209	22-2789842
Income	LMP Municipal High Income Fund Class A	STXAX	52469F580	04-2903957
Income	LMP Municipal High Income Fund Class B	SXMTX	52469F572	04-2903957
Income	LMP New Jersey Municipals Fund Class A	SHNJX	52469M106	04-2992847
Income	LMP New Jersey Municipals Fund Class B	SNJBX	52469M205	04-2992847
Income	LMP New York Municipals Fund Class A	SBNYX	52469L785	13-6861405
Income	LMP New York Municipals Fund Class B	SMNBX	52469L777	13-6861405
Income	LMP Pennsylvania Municipals Fund Class A	SBPAX	52469L744	13-3756843
Income	LMP Pennsylvania Municipals Fund Class B	SBPBX	52469L736	13-3756843
Income	LMP Strategic Income Fund Class A	SDSAX	52469F754	04-3069126
Income	LMP Strategic Income Fund Class B	SLDSX	52469F747	04-3069126

Money Market Western Asset Muni Money Market Cl Exch A		LMUXX	52470R755	13-3043472
Money Market Western Asset Money Market Exchange Fd A		LMTXX	52470R722	13-2788602
Money Market Western Asset Money Market Fund B		SBOXX	52470R870	13-2788602

SCHEDULE B

DUTIES OF CO-TRANSFER AGENT

     1. Shareholder Information. Co-Transfer Agent or its agent shall maintain a record of the number of Shares held by each holder of record which shall include name, address and taxpayer identification number. All fund shares of all accounts serviced by the Co-Transfer Agent will be held in un-certificated form.

     2. Shareholder Services. Co-Transfer Agent or its agent will investigate all inquiries from Shareholders of a Fund relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Co-Transfer Agent and a Fund. Co-Transfer Agent shall provide each Fund with reports concerning Shareholder inquires and the responses thereto by Co-Transfer Agent, in such form and at such times as are agreed to by the Fund and Co-Transfer Agent.

     3. Share Certificates. With respect to each Fund with outstanding Share certificates, Co-Transfer Agent or its agent shall coordinate with the Transfer Agent to cancel any outstanding certificates surrendered to the Co-Transfer Agent and/or forward any requests to replace lost shares.

     4. Mailing Communications to Shareholders; Proxy Materials. As requested by a Fund, Co-Transfer Agent or its agent will address and mail to Shareholders of the Fund, as disclosed on Co-Transfer Agent’s books and records for the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders and provide such other related services as may be requested by the Fund by Written Instruction. Co-Transfer Agent will provide any other assistance reasonably requested by a Fund in coordinating with a mailing agent for a Fund. Co-Transfer Agent will assist each Fund with consolidating shareholder mailings in accordance with householding practices that are consistent with applicable SEC guidance and regulations.

     5. Sales of Shares

          (a) Suspension of Sale of Shares. Co-Transfer Agent or its agent shall not be required to issue any Shares of a Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Co-Transfer Agent or its agent to rely on such Written Instructions or official notice.

          (b) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, Co-Transfer Agent or its agent will:

(i) give prompt notice of such return to the relevant Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Co-Transfer Agent may from time to time deem appropriate.

          (c) Purchase of Shares. Co-Transfer Agent shall issue and credit an account of an investor, in the manner described in a Fund’s prospectus, once it receives:

(i)     A purchase order or other purchase information;

(ii)     Proper information to establish a Shareholder account; and

(iii)     Confirmation and settlement of net purchase order by the Transfer Agent via NSCC.

     6. Exchange, Transfer and Redemption

          (a) Co-Transfer Agent or its agent shall process all requests to transfer or redeem Shares in accordance with the transfer or redemption procedures set forth in each Fund's Prospectus.

          (b) Co-Transfer Agent or its agent will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus, accompanied by such documents as Co-Transfer Agent or its agent reasonably may deem necessary.

          (c) Co-Transfer Agent or its agent reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Co-Transfer Agent or its agent also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Co-Transfer Agent or its agent, in its reasonable good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

          (d) When Shares are redeemed, Co-Transfer Agent or its agent shall, upon receipt of the instructions and documents in proper form, deliver a redemption order via NSCC to the Transfer Agent or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Co-Transfer Agent or its agent reflecting outstanding Shares of each Fund and Shares attributed to individual accounts.

          (e) Co-Transfer Agent or its agent shall, upon receipt of the redemption settlement moneys paid to it by the Transfer Agent via NSCC for the repurchase of Shares, pay such moneys in accordance with the procedures described in the Written Instruction received by Co-Transfer Agent or its agent.

          (f) Co-Transfer Agent or its agent shall not process or effect any repurchase with respect to Shares of a Fund after receipt by Co-Transfer Agent or its agent of notification of the suspension of the determination of the net asset value of the Fund.

          (g) Co-Transfer Agent is required to reconcile trade and share positions with the Transfer Agent, using position information provided to the Co-Transfer Agent via the NSCC files.

     7. Dividends

          (a) Upon the declaration of each dividend and each capital gains or other distribution by the Board of Directors of a Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Co-Transfer Agent or its agent a Written Instruction, setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the record date, the date of payment thereof, and the amount payable per Share. Such payment will be made in cash or additional Shares, at the election of each Shareholder, in accordance with the Portfolio’s Prospectus.

          (b) On payment date of dividend and other distributions specified in such resolution of the Board of Directors, the Co-Transfer agent will receive payment for the fund shares held in their omnibus account with the Transfer Agent. Such payment will be made via normal NSCC procedures for dividend payments. Co-Transfer Agent will then be responsible for paying shareholders of record on Co-Transfer Agent’s books.

          (c) If Co-Transfer Agent or its agent does not receive sufficient cash from the Transfer Agent to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Co-Transfer Agent or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Co-Transfer Agent or its agent. It is the Co-Transfer Agent’s responsibility to maintain timely position reconciliation with the Transfer Agent’s omnibus account position held for the Co-Transfer Agent.

          (d) Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax law or other laws, rules or regulations.

          (e) Co-Transfer Agent shall mail to a Fund’s shareholders and the IRS and other appropriate taxing authorities such tax forms, or permissible substitute forms, and other information relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation within the time required thereby. Co-Transfer Agent shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends and distributions above a stipulated amount paid by the Fund to its Shareholders as required by tax or other law, rule or regulation. Notwithstanding the foregoing provisions of this Section 7 and notwithstanding any other provision of this Agreement: (A) PNC's exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to a Fund shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to shareholders, and (B) PNC's sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act strictly in accordance with subsections (a) through (d) of this Section 7.

     8. Lost Shareholders.

          (a) Co-Transfer Agent shall perform such services as are required in order to comply with Rules 17Ad-17 of the 1934 Act (the "Lost Shareholder Rule”), including, but not limited to those set forth below. Co-Transfer Agent may, in its sole discretion, use the services of a third party to perform some or all of such services.

(i)     documentation of electronic search policies and procedures;

(ii)     execution of required searches;

(iii)     creation and mailing of confirmation letters;

(iv)     taking receipt of returned verification forms;

(v)     providing confirmed address corrections in batch via electronic media;

(vi)     tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(vii)     preparation and submission of data required under the Lost Shareholder Rule.

          (b) For purposes of clarification: (i) Section 8(a) does not obligate PNC to perform any escheat services for any accounts - all escheat responsibilities will remain with each Fund; and (ii) Co-Transfer Agent will prepare and provide data to assist each Fund with their escheatment obligation(s).

     9. Anti-Money Laundering/OFAC/FINCEN/Customer Identification Procedures.

          (a) In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder (collectively, the “USA PATRIOT Act”), the Fund has developed and implemented a written anti-money laundering program (the “AML Program”), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, a mutual fund can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its Co-Transfer Agent. Each Fund is desirous of having the Co-Transfer Agent perform certain delegated duties pursuant to the AML Program and the Co-Transfer Agent desires to accept such delegation. Co-Transfer Agent shall comply with mutually agreed upon procedures to: implement the Fund’s AML Program and Customer Identification Program (“CIP”), including cash and cash equivalent procedures; check account names and addresses against the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN list”) and list of embargoed countries; respond to requests for information from the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) pursuant to Section 314(a) of the USA PATRIOT Act submitted to Co-Transfer Agent by the Fund; file Suspicious Activity Reports (“SARs”) in connection with the services provided under this Section 9, as necessary, on behalf of the Fund; and perform such other anti-money laundering functions as agent of the Fund, as provided in this Section 9.

          (b) Co-Transfer Agent shall perform the following key functions:

(1) Comparing Co-Transfer Agent’s database of Fund records against OFAC’s SDN list and list of embargoed countries; new accounts and account changes shall be scanned daily against such lists and the entire accounts database shall be scanned when the OFAC lists are updated or the Fund submits a FinCEN 314(a) request to the Co-Transfer Agent.

(2) Verifying customer identification based on particular identifying data elements pursuant to regulations issued under Section 326 of the USA PATRIOT Act.

(3) Complying with restrictions on payment methods accepted for purchase of Fund shares (no cash or cash equivalents, third-party check restrictions, etc.).

(4) Review account opening documentation and review payments for various “red flags” that are indicators of fraudulent activity.

(5) Training all relevant Co-Transfer Agent employees in a manner consistent with Section 352 of the USA PATRIOT Act.

(6) To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (pursuant to regulations issued under Section 312 of the USA PATRIOT Act), PNC will do the following:

(i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii) Conduct due diligence to identify and detect any Foreign Financial Institution correspondent accounts in connection with new accounts and account maintenance; provided that for direct to Fund check and application accounts, Co-Transfer Agent shall have adequate measures in place reasonably designed to ensure that Co-Transfer Agent will (a) seek to identify foreign persons or entities in the account opening process with the goal to NOT establish new correspondent accounts for foreign financial institutions in the Fund without the written approval of the Fund’s AML Officer, and (b) notify the Fund’s AML Officer if any such account has been opened for a foreign financial institution and shall obtain further instruction from the Fund’s AML Officer as to such accounts.

(iii) Assess the money laundering risk presented by each such Foreign Financial Institution correspondent account, based on a consideration of the appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv) Apply risk-based procedures and controls to each such Foreign Financial Institution correspondent account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of such account;

(v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution correspondent account;

(vi) Adopt and operate enhanced due diligence policies, where necessary, as required by future regulations affecting Foreign Financial Institution correspondent accounts;

(vii) Record due diligence program and maintain due diligence records relating to Foreign Financial Institution correspondent accounts; and

(viii) Report to the Fund about measures taken under (i)-(vii) above;

Notwithstanding anything to the contrary, and without expanding the scope of the express language in this subsection (6), PNC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution correspondent account due diligence program regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution correspondent account due diligence program regulations. This amendment specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.

          (c) [Intentionally Left Blank]

          (d) Limitation on Delegation. Each Fund acknowledges and agrees that in accepting the delegation hereunder, the Co-Transfer Agent is agreeing to perform only those duties that have been expressly delegated under this Section 10 (the “Delegated Duties”), as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Co-Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Co-Transfer Agent maintains the applicable shareholder information. In connection with the prior sentence, each Fund acknowledges that there are certain types of accounts, “broker controlled” accounts such as NSCC Network Level 3 accounts or Citigroup Global Markets, Inc./”Dealer 6700” accounts, whereby the Co-Transfer Agent receives shareholder and transactional information through industry mandated or customized transmissions that preclude the Co-Transfer Agent from providing these services. Each Fund acknowledges that these services will be performed by the broker/dealer initiating the establishment/maintenance of “broker controlled” accounts and the submissions of transactions in “broker controlled” accounts.

          (e) Consent to Examination. In connection with the performance by the Co-Transfer Agent of the Delegated Duties, the Co-Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Co-Transfer Agent maintains for the Fund relating to the AML Program service may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Co-Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Co-Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice, requested records and information for review by such examiners.

          (f) Miscellaneous Delegated Duties

(1) Consistent with the services provided by the Co-Transfer Agent and with respect to the ownership of shares in a Fund for which the Co-Transfer Agent maintains the applicable shareholder information, the Co-Transfer Agent shall:

(i) Not later than 15 calendar days after Co-Transfer Agent reasonably determines that a Customer transaction or activity is suspicious, report such information in reasonable detail to the Fund;

(ii) Compare information on payee in alternate payee standing instructions against the OFAC SDN list and list of embargoed countries;

(iii) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance in accordance with mutually agreed upon specifications;

(iv) Review wires sent pursuant to banking instructions other than those on file with the Co-Transfer Agent;

(v) Screen international wires against the OFAC SDN List and the list of embargoed countries;

(vi) Review accounts with small balances followed by large purchases in accordance with mutually agreed upon specifications;

(vii) Review accounts with frequent activity within a specified date range followed by a large redemption in accordance with mutually agreed upon specifications;

(viii) On a daily basis, review purchase and redemption activity per tax identification number (“TIN”) within the Fund to determine if activity for that TIN exceeded the $100,000 threshold on any given day in accordance with mutually agreed upon specifications; and

(ix) In accordance with both applicable law and the procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person’s identity and (iii) determine whether the person appears on relevant lists of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by Department of the Treasury in consultation with the federal functional regulators, with such determination to be made within a reasonable period of time after the account is opened, or earlier, if required by federal law, regulation, or directive issued in connection with such list.

          (g) Form 8300 Services, FinCEN Requests Under USA PATRIOT ActSection 314(a), Legal Process and SAR AML Services. Consistent with the services provided by the Co-Transfer Agent and with respect to the ownership of shares in a Fund for which the Co-Transfer Agent maintains the applicable shareholder information, the parties agree to the following:

(1) Form 8300 Services. The Fund acknowledges that it does not accept cash for any transaction. However, the Fund hereby engages PNC as its agent to prepare and file on behalf of the Fund Internal Revenue Service (“IRS”)/FinCEN Form 8300 (Report of Cash Payments Over $10,000 Received in a Trade or Business) filings and prepare required notices, should such filings become necessary. Co-Transfer Agent will use reasonable efforts to monitor and track cash, currency and cash equivalents (as defined by the applicable regulations)

received on behalf of the Fund to assist the Fund to comply with the requirements of IRC Reg. §1-6050I-1(c)(1)(ii). As agent for the Fund, Co-Transfer Agent will prepare and file IRS/FinCEN Form 8300 and prepare and issue annual notices for the corresponding shareholder accounts as required by applicable IRS/FinCEN rules. Upon the Fund’s reasonable written request and expense, Co-Transfer Agent will provide copies of Forms 8300 and related shareholder notices to the Fund. Co-Transfer Agent will be obligated hereunder to file such Form 8300s and prepare and issue such notices only to the extent the requisite information is timely provided to Co-Transfer Agent by the Fund.

(2) FinCEN Requests Under USA PATRIOT Act Section 314(a). The Fund hereby engages Co-Transfer Agent to provide the services as set forth in this subsection (2) with respect to FinCEN Section 314(a) information requests ("Information Requests") received by the Fund. Upon receipt by Co-Transfer Agent of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), Co-Transfer Agent will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Co-Transfer Agent's comparison will be limited to current accounts, accounts maintained by a named customer during the preceding 12 months, and transactions conducted by or on behalf of or with a named customer during the preceding six months. Information relating to potential matches resulting from these comparisons, after review by Co-Transfer Agent for quality assurance purposes ("Comparison Results"), will be made available to the Fund in a timely manner. The Fund will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results. In addition, (i) a potential match involving a tax identification number will be forwarded by Co-Transfer Agent to Co-Transfer Agent 's SAR Filing Service for analysis in conjunction with other relevant activity contained in records for the particular relevant account, and (ii) if, after such analysis, the Fund's AML Officer and Co-Transfer Agent jointly determine that the potential match could constitute a "suspicious activity", as that term is used for purposes of the USA Patriot Act, then Co-Transfer Agent's SAR Filing Service will prepare and file a SAR. "314(a) Procedures" means the procedures adopted from time to time by PNC governing the delivery and processing of Information Requests transmitted by PNC's clients to PNC, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to PNC. In accordance with applicable law, Co-Transfer Agent shall not disclose to any other person, other than FinCEN or the federal law enforcement agency on whose behalf FinCEN has requested or obtained information, the fact that FinCEN has requested or obtained information pursuant to an Information Request, except to the extent necessary to comply with such Information Request. Co-Transfer Agent agrees to comply with procedures mutually agreed upon by the parties and in compliance with applicable law to protect the security and confidentiality of such requests for information from FinCEN.

(3) Legal Process. The Fund hereby engages Co-Transfer Agent to provide the services as set forth in this subsection (3) with respect to legal process (civil and criminal subpoenas, civil or criminal seizure orders, IRS civil or criminal notices including notices of lien or levy, other functionally equivalent legal process as the parties mutually agree) received by the Fund and furnished to Co-Transfer Agent's Regulatory Management group within 14 days of receipt ("Legal Process"). The Fund shall have the sole and exclusive obligation to furnish the information, documentation or other material requested by the Legal Process but Co-Transfer Agent will assist the Fund in complying with the Legal Process after reviewing appropriate customer account activity. In addition, if Co-Transfer Agent, after a review of the Legal Process based on preliminary criteria, determines an investigation of potential suspicious activity is warranted, (i) Co-Transfer Agent will forward the Legal Process to Co-Transfer Agent's SAR Filing Service for analysis in conjunction with other activity contained in records for the particular relevant account, and (ii) if, after such analysis, the Fund's AML Officer and Co-Transfer Agent jointly determine that the potential match could constitute a "suspicious activity", Co-Transfer Agent's SAR Filing Service will prepare and file a SAR on behalf of the Fund.

(4) SAR AML Services. The Fund hereby engages Co-Transfer Agent as its agent to make the determinations of and to prepare and file SARs on behalf of the Fund as described in this subsection (4). PNC will use reasonable efforts to (i) determine in coordination with the Fund’s AML Officer when a SAR should be filed as required by regulations applicable to the Fund, the Fund’s AML Program, and Co-Transfer Agent’s delegated AML services (ii) prepare and file the SAR as agent for the Fund and, maintain documents supporting the SAR, (iii) if appropriate under regulatory guidance and procedures file a Joint SAR as agent for the Fund and other applicable designated financial institutions, and (iv) provide the Fund with a copy of the SAR within a reasonable time after filing. Co-Transfer Agent may file a SAR for the Fund, solely as agent for the Fund. To the extent permitted by applicable law or regulation, Co-Transfer Agent may share information related to the Services hereunder with its supervising parent entities and the other financial institutions involved in a joint SAR filing. In connection with SAR services, the parties further agree to the following:

(i) Each party will promptly notify the other party (as permitted by applicable law) if any further communication is received from the U.S. Department of the Treasury or any law enforcement agencies regarding the SAR. The parties will reasonably cooperate and assist each other in responding to inquiries from the U.S. Department of the Treasury or law enforcement agencies with respect to the SAR or with respect to supporting documentation for the SAR requested by any U.S. law enforcement agency.

(ii) Unless prohibited by applicable law, each party will use reasonable efforts to consult with the other party’s authorized personnel prior to contacting law enforcement authorities or filing a SAR. Notwithstanding the foregoing, each party reserves the sole discretion to make any such contacts or filings without prior notification or approval of the other party. If upon consultation, the parties disagree with a Co-Transfer Agent recommendation to contact law enforcement or file a SAR, either party may make a notification or file a SAR, as applicable, independently of the other party.

(iii) In addition to any confidentiality obligations set forth in the Agreement, each party understands and acknowledges the extreme confidential nature of underlying information concerning SAR filings (“SAR Confidential Information”). Each party agrees to hold all SAR Confidential Information in strict confidence and to share such SAR Confidential Information, to the extent permitted by applicable law, only with (i) the other party, (ii) the Fund’s control affiliates (“control” as defined under Section (2(a)(9) of the Investment Company Act of 1940), which may include the Fund’s investment adviser, and (iii) if applicable, another financial institution involved in the transaction, and each of their respective employees on a need-to-know basis. The Fund represents and warrants to PNC that the Fund will have in place a confidentiality agreement with the Fund’s control affiliates prior to requesting PNC to deliver any SAR Confidential Information to such control affiliate.

(iv) The Fund hereby authorizes Co-Transfer Agent, as its agent, to share information about potentially suspicious activities, but not the acknowledgment or copy of any SAR filing, with other financial institutions in accordance with Section 314(b) of the USA PATRIOT Act. As between Co-Transfer Agent and the Fund, the Fund will be solely responsible for the timely filing of any annual notices required by Section 314(b) to allow Co-Transfer Agent to share such information.

          (h) CIP Services. So that each Fund will comply with its Customer Identification Program (“CIP”) pursuant to regulations issued under Section 326 of the Act), Co-Transfer Agent shall perform the following functions:

(1) Implement procedures under which new accounts in the Fund are not established unless Co-Transfer Agent has obtained the name, date of birth (for natural persons only), physical address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131) .

(2) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or within a reasonable time (generally not in excess of thirty days) after each corresponding new account is opened. In compliance with Customer Identification Program regulations, methods shall consist of non-documentary methods (for which Co-Transfer Agent may use unaffiliated information vendors to assist with such verifications, providing that (i) the contract with such vendor under which the Co-Transfer Agent conducts non-documentary methods requires the vendor to keep and maintain the confidentiality of any information provided by or obtained about a Customer and (ii) Co-Transfer Agent has and continues to form a reasonable belief that such vendors will maintain the confidentiality of any information so described in (i) and documentary methods (both of which Co-Transfer Agent believes will meet the minimum requirements to comply with 31 CFR 103.131(b)(2) or any amendment thereof), and may include procedures under which Co-Transfer Agent personnel conduct additional research to attempt to reasonably verify the identity of Customers who were not verified by Co-Transfer Agent’s initial attempt.

(3) Determine whether the Customer’s name appears on relevant lists of known or suspected terrorists or terrorist organizations issued by applicable federal government agencies and designated as such by the Department of Treasury in consultation with the federal functional regulators.

(4) Record the Data Elements in an electronic repository (or other manner that satisfies the regulation and allows for reasonably easy and prompt retrieval of the Data Elements) designed for this purpose and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(5) Report regularly to the Fund about measures taken, results obtained and Customers for which identities cannot be verified under paragraphs (1)-(4) above.

(6) If Co-Transfer Agent provides services by which prospective Customers may subscribe for shares in the Fund via the Internet, by telephone or by application that is mailed to Co-Transfer Agent, Co-Transfer Agent shall work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s CIP.

(7) Timely file suspicious activity reports (“SARs”), maintain the required records in compliance with 31 CFR 103.15 and submit a copy of the filed SAR to the Fund within 30 days of its filing.

(8) Consistent with CIP regulations and the August 11, 2003 Guidance from the Staffs of the Department of the Treasury and the U.S. Securities and Exchange Commission (the “August 11, 2003 Guidance”), the Co-Transfer Agent is not required to verify the identity of the customers of a broker-dealer or other financial intermediary that purchases shares of a Fund by opening an account for the intermediary through the Fund/SERV system operated by the National Securities Clearing Corporation.

(9) Consistent with CIP regulations and the August 11, 2003 Guidance, the Co-Transfer Agent is not required to verify the identity of a customer having an existing account with a Fund when such customer purchases shares from, or exchanges shares with, a Fund with which the customer has exchange privileges and such Fund is advised by Legg Mason Partners Fund

Advisor, LLC or an affiliate, Provided however, that the Fund has furnished the Co-Transfer Agent with a list of such Funds.

          (i) Consistent with the confidentiality requirements of the Act, the regulations promulgated thereunder, and the customer privacy requirements of applicable law, Co-Transfer Agent agrees that it will permit federal or state examiners in the performance of their official duties to inspect the (i) information and records within the Co-Transfer Agent’s possession or control that pertain to implementation of the Fund’s AML program and (ii) Co-Transfer Agent’s AML services program.

          (j) Certify no less frequently than quarterly to the Fund in the form of the Co-Transfer Agent, 38a-1 compliance certification that Co-Transfer Agent has implemented agreed upon services related to the Fund’s AML program, in accordance with the AML procedures published to Fund in Co-Transfer Agent’s 38a-1 policies and procedures.

          (k) Co-Transfer Agent agrees to maintain any AML information and records obtained or created by Co-Transfer Agent as agent of the Fund, and to limit access to and disclosure of such information and records, consistent with the confidentiality requirements of the Act and the regulations promulgated thereunder.

          (l) Set forth on a separate fee schedule compensation amounts due for AML, CIP and other services pursuant to this Section 9.

     10. Market-Timing/Late Trading.

          (a) Co-Transfer Agent shall provide each Fund and its officers with assistance in monitoring, coordinating and reporting late trading of shares.

          (b) In order to assist a Fund with compliance with the Fund’s policies and procedures related to market timing activity, Co-Transfer Agent shall, in accordance with the procedures established from time to time by the Fund and Co-Transfer Agent, provide the following services:

(i) Produce and review on a daily basis, short term trader reports generated from the Co-Transfer Agent’s system;

(ii) Based on the criteria provided by a Fund, report to the Fund on a daily basis any findings of potential market timing activity appearing on the short term trader report; and

(iii) Upon Written Instruction from a Fund, take such action as the Fund so instructs against any shareholder and/or broker determined by the Fund to have been engaging in market timing activity.

(iv) Provide assistance, as requested by the Fund, in making inquiries of intermediaries pursuant to 1940 Act Rule 22c-2 and evaluating the results of these inquiries, as provided in Section 12(g) of this Schedule B and Addendum B.

          (c) Co-Transfer Agent shall not treat trades as late if an Authorized Trading Person has provided Co-Transfer Agent with Written Instructions that the dealer or other intermediary can, consistent with the Fund’s Prospectus, provide trades in good order after the close of trading provided in a Fund’s Prospectus.

     11. Additional Services, if applicable.

          (a) Services provided on an ongoing basis, if applicable:

(i) Calculate 12b-1 payments to financial intermediaries, including brokers, and financial intermediary trail commissions;

(ii) Develop, monitor and maintain, in consultation with the Fund, all systems necessary to implement and operate the four-tier distribution system, including Class B conversion feature or similar conversion feature for other Classes, as described in the registration statement and related documents of the Fund, as they may be amended from time to time;

(iii) Calculate contingent deferred sales charge amounts and redemption fees upon redemption of Fund shares and deduct such amounts from redemption proceeds;

(iv) Calculate front-end sales load amounts at time of purchase of shares;

(v) Determine dates of Class B or similar conversion and effect the same;

(vi) Establish and maintain proper Shareholder registrations;

(vii) Review new applications and correspond with Shareholders to complete or correct information;

(viii) Issue dividend checks in accordance with agreed-upon procedures;

(ix) Direct payment processing of checks or wires in accordance with agreed-upon procedures;

(x) Provide toll-free lines for direct Shareholder use, plus customer liaison staff for on-line inquiry response;

(xi) Send duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with Co-Transfer Agent;

(xii) Provide periodic Shareholder lists, outstanding Share and Class calculations and related statistics to the Fund;

(xiii) Provide detailed data for underwriter/broker confirmations;

(xiv) Prepare and mail required calendar and taxable year-end tax and statement information (including forms 1099-DIV and 1099-B and accompanying statements) to Shareholder accounts disclosed on its books and records;

(xv) Notify on a daily basis the investment adviser, accounting agent, and Custodian of fund activity;

(xvi) Withhold taxes for U.S. resident and non-resident aliens, where applicable;

(xvii) Maintain and process letters of accumulation and automatic investment plans;

(xviii) Serve as custodian and/or trustee to retirement plans, individual retirement accounts and similar accounts;

(xix) Receive information from third-party administrators to record either plan level or individual participant level information, as required, and

(xx) Perform other services with respect to participating broker-dealers or Shareholders as may be agreed upon from time to time.

          (b) Services provided by Co-Transfer Agent under Oral Instructions or Written Instructions:

(i) Accept and post daily Fund and Class purchases and redemptions; and

(ii) Accept, post and perform Shareholder transfers and exchanges.

          (c) Shareholder Account Services.

(i) Co-Transfer Agent will arrange, in accordance with the appropriate Fund’s or Portfolio’s Prospectus, for issuance of Shares obtained through:

- The transfer of funds from Shareholders’ accounts at financial institutions, provided Co-Transfer Agent received advance Oral or Written Instruction of such transfer;

- Any pre-authorized check plan;

- Direct purchases through broker wire orders, checks and applications in accordance with agreed-upon procedures; and

- As provided in a Fund’s Prospectus, purchases made through the contributing of eligible portfolio securities.

(ii) Co-Transfer Agent will arrange, in accordance with the appropriate Fund’s or Portfolio’s Prospectus, for a Shareholder’s:

- Exchange of Shares for shares of another fund with which the Fund has exchange privileges, including any determination whether an exchange is subject to a sales charge;

- Automatic redemption from an account where that Shareholder participates in a systematic withdrawal plan; and/or

- Redemption of Shares from an account with a checkwriting privilege in accordance with agreed-upon procedures.

          (d) Communications to Shareholders. As requested by Fund by Written Instruction, Co-Transfer Agent shall mail any or all communications to a Fund’s Shareholders disclosed on its books and records, which may include the following:

(i) Reports to Shareholders (including annual and semi-annual reports);

(ii) Confirmations of purchases and sales of Fund shares;

(iii) Monthly or quarterly statements;

(iv) Dividend and distribution notices;

(v) Proxy material;

(vi) Tax forms (including substitute forms), accompanying information containing the information required by paragraph 7(d), and notices under Section 19 of 1940 Act;

(vii) New account information;

(viii) Change of allocation;

(ix) Prospectus fulfillment;

(x) Shareholder/information letters; and

(xi) Retirement and IRA information (including tax information).

          (e) Records. Co-Transfer Agent shall maintain those records required by the securities laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Co-Transfer Agent hereunder with respect to Shareholder accounts or by Co-Transfer Agents generally, including records of the accounts for each Shareholder showing the following information:

(i) Name, address and United States Taxpayer Identification or Social Security number;

(ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii) Historical information regarding the account of each Shareholder, including dividends and distributions paid, their character (e.g., ordinary income, net capital gain, exempt-interest, foreign tax-credit and dividends received deduction eligible) for federal income tax purposes and the date and price for all transactions on a Shareholder’s account;

(iv) Any stop or restraining order placed against a Shareholder’s account;

(v) Any correspondence relating to the current maintenance of a Shareholder’s account;

(vi) Information with respect to withholdings; and

(vii) Any information required in order for the Co-Transfer Agent to perform any calculations contemplated or required by this Agreement.

          (f) Shareholder Inspection of Stock Records. Upon a request from any Shareholder to inspect stock records, Co-Transfer Agent will notify a Fund, and the Fund will issue instructions granting or denying each such request. Unless Co-Transfer Agent has acted contrary to a Fund’s instructions, the Fund agrees and does hereby release Co-Transfer Agent from any liability for refusal of permission for a particular Shareholder to inspect the Fund’s Shareholder records.

          (g) Rule 22c-2 Compliance. Co-Transfer Agent and the Funds will establish mutually agreed upon procedures and services to assist the Funds with its Rule 22c-2 compliance under the 1940 Act and with any other laws and regulations applicable to Co-Transfer Agent responsibilities for omnibus accounts in the form of Addendum B, as it may be amended from time to time.

          (h) Rule 38a-1 Compliance. Upon request of the Funds, Co-Transfer Agent agrees to provide to the Funds a mutually agreed-upon form of certification with respect to the compliance provisions under Rule 38a-1 of the 1940 Act.

          (i) Sarbanes-Oxley Compliance. Upon request of the Funds, Co-Transfer Agent agrees to provide to the Funds, Co-Transfer Agent’s standard form Sarbanes-Oxley certification with respect to Co-Transfer Agent’s performance of the services under this Agreement and its internal controls related thereto.

          (j) Upon request of the Funds, Co-Transfer Agent agrees to provide assistance with compliance of state laws, including:

(i) Reporting of transactions or holdings under “deadbeat parent” statutes;

(ii) Reporting of transactions or holdings under state tax laws; and

(iii) Withholding of state taxes on distributions from tax-exempt accounts.

     12. Tax Favored Accounts.

          (a) Certain definitions:

(i) "Eligible Assets" means shares of the Fund and such other assets as the Fund and PNC may mutually agree.

(ii) "Participant" means a natural person who establishes and is the beneficial owner of a Tax Favored Account.

(iii) "Tax Favored Account" means (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account, (ii) an account in a money purchase or profit sharing plan, (iii) a single participant “k” plan account, or (iv) a Coverdell educational savings accounts, all within the meaning of Sections 408, 401, or 530 of the Code, which is facilitated or sponsored by the Fund or affiliates of the Fund and with respect to which the contributions of Participants are invested solely in Eligible Assets.

          (b) To the extent requested by the Fund, PNC shall provide the following administrative services to Tax Favored Accounts, to the extent a particular administrative service is appropriate to the Tax Favored Account under the Code:

(i) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(ii) Record method of distribution requested and/or made;

(iii) Receive and process designation of beneficiary forms requests;

(iv) Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(v) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Favored Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant's beneficiary, as applicable; and

(vi) Perform applicable federal withholding and send to the Participant or Participant's beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding.

          (c) To the extent requested by the Fund with respect to particular Tax Favored Accounts: PNC shall provide disclosure documents, custodial agreements, account agreements and forms appropriate for the establishment and administration of the Tax Favored Accounts and PNC shall maintain such materials in compliance with applicable provisions of the Code and the regulations promulgated thereunder.

          (d) PNC shall, at the request of the Fund, arrange for PFPC Trust to serve as custodian for the Tax Favored Accounts (a "Custodied Account"). In consideration for such service, the Fund agrees:

(i) it will provide sixty (60) days advance written notice to PNC or PFPC Trust and Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund that would result in an involuntary liquidation of Fund Shares in a Custodied Account or in any other modification to the rights or obligations of a Participant or the terms or provisions of a Custodied Account and reimburse PNC and PFPC for all reasonable costs, including costs of tax counsel, incurred in determining appropriate responses under the Code and under agreements with Participants;

(ii) PFPC Trust may provide materials and communications related to its role as custodian of the Custodied Accounts to Participants and the Fund will coordinate joint mailings of such materials and communications with Fund materials as PNC or PFPC Trust may reasonably requested; and

(iii) it will, at its cost and expense, at the request of PNC, (A) appoint and provide for a qualified successor custodian for all Custodied Accounts in the event it terminates this Agreement or if any other event or circumstance, other than those caused by a breach by PNC of this Agreement or its Standard of Care, constitutes commercially reasonable cause for PFPC Trust to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian, and (B) provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (A). Obligations of PNC in connection with any termination of this Agreement and de-conversion of data is conditioned upon full prior compliance by the Funds with this subsection (d)(iii).

          (e) In consideration for PNC or PFPC Trust furnishing any one or more of the services provided for in this Section 3(a)(12), whether alone or in combination with others, the Fund shall pay to PNC the related Fees and Reimbursable Expenses as set forth in the Fee Agreement. The Fund may direct PNC to collect such Fees and Reimbursable Expenses from the assets in relevant Tax Favored Accounts upon appropriate disclosure to Participants, but shall remain responsible for such Fees and Reimbursable Expenses to the extent it does not so direct PNC or such amounts are not collectable from Participants.

     13. Miscellaneous.

     In addition to and neither in lieu nor in contravention of the services set forth above, Co-Transfer Agent shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements set forth as at the date of this Agreement; (ii) require proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of Shareholder accounts, transfers and redemptions and other Shareholder account transactions, all in conformance with Co-Transfer Agent's present procedures with such changes or deviations therefrom as may be from time to time required or approved by a Fund, or the Fund's counsel or Co-Transfer Agent's counsel and the rejection of orders or instructions not in good order in accordance with the applicable Fund Prospectus and organizational documents; (iii) provide to the person designated by a Fund daily Blue Sky reports generated by Co-Transfer Agent; (iv) provide to each Fund escheatment reports as reasonably requested by a Fund with respect to the status of the Fund’s accounts and outstanding checks; and (v) maintain a current, duplicate set of a Fund’s essential records at a secure separate location in a form available and usable forthwith in the event of any breakdown or disaster disruption of Co-Transfer Agent's main operation.

     14. Red Flag Services (the "Red Flag Section").

          (a) PNC agrees to provide the Fund, commencing on the effective date of the Red Flags Requirement (as defined below), with the "Red Flag Services", which is hereby defined to mean the following services:

(i) PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the "Controls". Solely for purposes of the Red Flag Section, the capitalized terms below will have the respective meaning ascribed to each:

(A) "Red Flag" means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B) "Identity Theft" means a fraud committed or attempted using the identifying information of another person without authority.

(C) "Registered Owner" means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the "Fund Registry").

(D) "Covered Person" means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E) "Direct Account" means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC..

(F) "Covered Account" means an account holding Fund shares established by Primerica Shareholder Services for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC, or other designated financial intermediaries agreed to between the Fund and Co-Transfer Agent.

(ii) PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii) PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person ("Possible Identity Theft") and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv) PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the "Audit Report"), and (B) furnish a copy of the Audit Report to the Fund; and

(v) Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC's continuing compliance with the Controls after the date of the most recent Audit Report.

          (b) The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the "Red Flag Requirements"), for determining the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters. This Red Flag Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flag Section. The Controls and the Red Flag Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flag Requirements, as they may be constituted from time to time.

     15. Certain Retirement Plans.

          (a) Background. PFPC Trust served as custodian under the Transfer Agency and Services Agreement, dated as of January 1, 2006, between the Funds and PNC ("TA Agreement") for certain employer sponsored defined contribution retirement plan accounts which hold shares of one or more of the following Portfolios of the Legg Mason Partner ("LMP") Funds: LMP Core Plus Bond Fund – Class A, LMP Investors Value Fund – Class I, the Capital Fund – Class I and the Barret Opportunity Fund (the "Retirement Plan Portfolios"). In connection with the termination of the TA Agreement and the conversion to the successor transfer agent, the successor transfer agent advised the Funds that it is unwilling to serve as custodian for these employer sponsored retirement plan accounts (the "Defined Contribution Accounts"). PFPC Trust resigned as custodian and the Funds contacted owners of the Defined Contribution Accounts to seek their termination through distribution or rollover to an IRA or transfer to another retirement plan provider but were unable to effect the termination of all Defined Contribution Accounts by the termination date of the TA Agreement.

          (b) The Funds agree to continue in good faith to exert its best efforts to contract owners of the Defined Contribution Accounts in cooperation with PFPC Trust to seek a termination of the Defined Contribution Accounts. PFPC Trust agrees to continue providing the retirement plan services set forth at Section 12(a) of this Schedule B to the Defined Contribution Accounts. The Funds agree to pay PNC the relevant fees set forth in Schedule C for such services.

          (c) The Funds direct PFPC Trust as follows with respect to the Defined Contribution Accounts and their investments in the Retirement Plan Portfolios:

(i) LMP Core Plus Bond Fund – Class A should be given exchange privileges with other class A Portfolios;

(ii) LMP Investors Value Fund – Class I and the Capital Fund – Class I - in the absence of other class I Portfolios, should not be given exchange privileges with any other Portfolios;

(iii) Barret Opportunity Fund, Inc, which had no exchange privileges under the TA Agreement, should remain the same.

          (d) In addition, the Funds direct PFPC Trust to accept no additional contributions to the Defined Contribution Accounts and no additional purchases of shares of the Retirement Plan Portfolios or any other Portfolio, except with respect to the reinvestment of dividends and capital gain distributions into the same Retirement Plan Portfolio. PNC agrees to terminate the Retirement Plan Portfolios from the transfer agent processing system used to perform this Agreement upon the termination of all Defined Contribution Accounts.

          (e) Notwithstanding any other provision of this Agreement, in connection with the services provided by PFPC Trust under this Section 15 of Schedule B, PFPC Trust is an intended third-party beneficiary of the Funds' indemnification obligations hereunder. In addition, the Funds agree to reimburse PFPC Trust for up to $10,000 in out-of-pocket legal expenses incurred in connection with the circumstances described in the first paragraph and the services performed pursuant to this Section 15.

SCHEDULE D

AUTHORIZED PERSON

Authorized Person:

Authorized Trading Person: